EXHIBIT 11

                    OXFORD INDUSTRIES, INC.
               COMPUTATION OF PER SHARE EARNINGS
        NINE MONTHS AND QUARTERS ENDED FEBRUARY 28, 1997
                       AND MARCH 1, 1996
                          (UNAUDITED)


                  Nine Months Ended                 Quarter Ended
             -------------------------         --------------------------
                  February 28,     March 1,       February 28,   March 1,
                      1997           1996            1997           1996
                  -----------     ----------     ----------   -----------
 Net Earnings     $14,473,000     $  881,000     $4,399,000    ($2,020,000)

 Average Number of Shares
  Outstanding:

  Primary           8,786,523      8,854,654      8,842,220      8,881,348
  Fully diluted     8,788,701      8,859,159      8,842,220      8,881,348
  As reported*      8,738,400      8,731,074      8,732,054      8,779,344

 Net Earnings per Common Share:

  Primary               $1.65          $0.10          $0.50         ($0.23)
  Fully diluted         $1.65          $0.10          $0.50         ($0.23)
  As reported*          $1.66          $0.10          $0.51         ($0.23)

* Common stock equivalents (which arise solely from outstanding stock options) are not materially dilutive and, accordingly, have not been considered in the computation of reported net earnings per common share.



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